As filed with the Securities and Exchange Commission on July 13, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8

Registration Statement
Under
The Securities Act of 1933

THE SHAW GROUP INC.
(Exact name of registrant as specified in its charter)

Louisiana	72-1106167
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4171 Essen Lane, Baton Rouge, Louisiana 70809
(Address of Principal Executive Offices)(Zip Code)
The Shaw Group Inc. 2008 Omnibus Incentive Plan
(Full title of the plan)
Clifton S. Rankin
General Counsel and Corporate Secretary
4171 Essen Lane
Baton Rouge, LA 70809
(225) 932-2500
(Name, address and telephone number, including area code, of agent for service)

Copies to:
J. Michael Robinson, Jr.
Kantrow, Spaht, Weaver & Blitzer
(A Professional Law Corporation)
P.O. Box 2997
Baton Rouge, LA 70821-2997
(225) 383-4703
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered(1)	share(2)	price(2)	registration fee(2)
Common Stock, no par value per share (3)	4,500,000 shares	$23.86	$107,370,000	$5,991.25

(1)	There are also being registered hereunder an indeterminate number of shares as may become issuable under the registrant’s 2008 Omnibus Incentive Plan by reason of stock dividends, stock splits, or similar transactions.

(2)	Pursuant to Rule 457(c) and (h)(1), the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed based on the average of the high and low sale prices of the common stock reported on the New York Stock Exchange on July 10, 2009.

(3)	Includes preferred share purchase rights. Until the occurrence of certain prescribed events, none of which has occurred, the preferred share purchase rights are not exercisable, are evidenced by certificates representing shares of the common stock, and will be transferred only with shares of the common stock. The value, if any, attributable to the rights is included in the market price of the common stock.

PURPOSE OF THE REGISTRATION STATEMENT
     This Registration Statement on Form S-8 of The Shaw Group Inc. relates to 4,500,000 shares of the common stock, no par value per share, of the Registrant available for issuance under The Shaw Group Inc. 2008 Omnibus Incentive Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The documents listed below are incorporated by reference in this Registration Statement:
•	The Annual Report on Form 10-K of The Shaw Group Inc. (the “Company”) for the year ended August 31, 2008, filed with the Securities and Exchange Commission (the “SEC”) on October 31, 2008. The audit report of KPMG LLP included in the 2008 Annual Report on Form 10-K of The Shaw Group Inc. on the effectiveness of internal control over financial reporting as of August 31, 2008, expresses an opinion that The Shaw Group Inc. and subsidiaries did not maintain effective internal controls over financial reporting as of August 31, 2008 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains a statement that material weaknesses in project reporting of estimates of cost at completion on engineering, procurement, and construction on complex fixed-price contracts and accounting for income taxes have been identified and are included in management’s assessment in Item 9A(b) of the 2008 Annual Report on Form 10-K.

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2009, filed with the SEC on July 9, 2009, Quarterly Report on Form 10-Q for the quarter ended February 28, 2009, filed with the SEC on April 9, 2009 and Quarterly Report on Form 10-Q for the quarter ended November 30, 2008, filed with the SEC on January 8, 2009.

•	The Company’s Current Report on Form 8-K dated April 22, 2009, filed with the SEC on April 27, 2009, Current Report on Form 8-K dated April 8, 2009, filed with the SEC on April 8, 2009, Current Report on Form 8-K dated February 2, 2009, filed with the SEC on February 2, 2009, as amended by Current Report on Form 8-K/A filed with the SEC on June 8, 2009, Current Report on Form 8-K dated January 8, 2009, filed with the SEC on January 8, 2009, Current Report on Form 8-K dated January 6, 2009, filed with the SEC on January 7, 2009, Current Report on Form 8-K dated January 6, 2009, filed with the SEC on January 6, 2009, and Current Report on Form 8-K dated December 24, 2008, filed with the SEC on December 24, 2008.

•	The Company’s proxy statement for its 2009 Annual Meeting of Shareholders filed with the SEC on December 24, 2008.

•	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on September 26, 1996.
     In addition, all reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.

     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 83 of the Louisiana Business Corporation Law or the LBCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another business, foreign or nonprofit corporation, partnership, joint venture or other enterprise. The indemnity may include expenses, including attorney fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 83 further provides that a Louisiana corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions except that no indemnification is permitted without judicial approval if the director or officer shall have been adjudged to be liable for willful or intentional misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in any defense of any action referred to above or any claim therein, the corporation must indemnify him against such expenses that such officer or director actually incurred. Section 83 permits a corporation to pay expenses incurred by the officer or director in defending an action, suit or proceeding in advance of the final disposition thereof if approved by the board of directors.
     Pursuant to Section 83 of the LBCL, the Registrant has adopted provisions in its articles of incorporation which require the registrant to indemnify its directors and officers to the fullest extent permitted by the LBCL.
     The Registrant has entered into indemnification agreements with certain directors and officers which provide that the Registrant will, if certain conditions are met and the director or officer acted in accordance with the applicable standards and subject to certain procedures and exceptions, indemnify the persons for claims, judgments and related expenses resulting from their service on behalf of the Registrant and its affiliated entities in any pending, threatened or completed action, suit or proceeding, whether civil administrative or criminal, except where (1) the Registrant is prohibited by law from providing such indemnification; (2) payment of the indemnification amounts has been made under an insurance policy; or (3) the director or officer gained a personal profit to which he or she was not legally entitled including profits arising from the violation of certain securities laws.
     In addition, under the 2008 Omnibus Incentive Plan (the “Plan”) (subject to requirements of Louisiana law) each board or committee member administering the Plan (or an officer of the Company to whom authority is delegated in accordance with the Plan) shall be indemnified and held harmless by the Company for any loss that may be reasonably incurred by him in connection with any claim by reason of any action taken or failure to act under the Plan provided that he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it, unless such loss is a result of his own willful misconduct or except as expressly provided by statute. The right of indemnification under the Plan is not exclusive of any other rights of indemnification to which such individuals may be entitled.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

			SEC File or	Exhibit
Exhibit			Registration	Or Other
Number	Document Description	Report or Registration Statement	Number	Reference

3.1	Amendment to and Restatement of the Articles of Incorporation of the Company dated February 23, 2007	The Shaw Group Inc. Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended August 31, 2006	1-12227	3.1

			SEC File or	Exhibit
Exhibit			Registration	Or Other
Number	Document Description	Report or Registration Statement	Number	Reference

3.2	Amended and Restated By-Laws of the Company dated as of January 30, 2007	The Shaw Group Inc. Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended August 31, 2006	1-12227	3.2

4.1	Specimen Common Stock Certificate	The Shaw Group Inc. Annual Report on Form 10-K for fiscal year ended August 31, 2007	1-12227	4.1

4.2	Rights Agreement, dated as of July 9, 2001 between the Company and First Union National Bank, as Rights Agent, including the Form of Articles of Amendment to the Restatement of the Articles of Incorporation of the Company as Exhibit A, the form of Rights Certificate as Exhibit B and the form of Summary of Rights to Purchase Preferred Shares as Exhibit C (Exhibit A-1 and A-2)	The Shaw Group Inc. Registration Statement on Form 8-A filed on July 30, 2001	1-12227	99.1

†5.1	Opinion of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation)

10.1	The Shaw Group Inc. 2008 Omnibus Incentive Plan	The Shaw Group Inc. Current Report on Form 8-K filed February 2, 2009	1-12227	10.1

†23.1	Consent of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) (included in Exhibit 5.1)

†23.2	Consent of KPMG LLP independent registered public accounting firm of The Shaw Group Inc.

†23.3	Consent of Ernst & Young LLP former independent registered public accounting firm of The Shaw Group Inc.

†23.4	Consent of Ernst & Young LLP independent registered public accounting firm of Toshiba Nuclear Energy Holdings (US), Inc. and Toshiba Nuclear Energy Holdings (UK), Ltd.

†24.1	Power of Attorney (included as part of signature page to this Registration Statement)

†	Filed herewith.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on July 13, 2009.

THE SHAW GROUP INC.
By:	/s/ Clifton S. Rankin
Clifton S. Rankin
General Counsel and Corporate Secretary

POWER OF ATTORNEY
   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J.M. Bernhard, Jr. and Brian K. Ferraioli, and each of them, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith and (ii) a Registration Statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on this 13th day of July, 2009.

Name and Signature	Title

/s/ J.M. BERNHARD, JR. J.M. Bernhard, Jr.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

/s/ BRIAN K. FERRAIOLI Brian K. Ferraioli	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ MICHAEL J. KERSHAW Michael J. Kershaw	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ ALBERT D. MCALISTER Albert D. McAlister	Director

/s/ DAVID W. HOYLE David W. Hoyle	Director

Name and Signature	Title

/s/ JAMES F. BARKER James F. Barker	Director

/s/ DANIEL A. HOFFLER Daniel A. Hoffler	Director

/s/ MICHAEL J. MANCUSO Michael J. Mancuso	Director

/s/ THOS E. CAPPS Thos E. Capps	Director

/s/ STEPHEN R. TRITCH	Director
Stephen R. Tritch

EXHIBIT INDEX

			SEC File or	Exhibit
Exhibit			Registration	Or Other
Number	Document Description	Report or Registration Statement	Number	Reference

3.1	Amendment to and Restatement of the Articles of Incorporation of the Company dated February 23, 2007	The Shaw Group Inc. Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended August 31, 2006	1-12227	3.1

3.2	Amended and Restated By-Laws of the Company dated as of January 30, 2007	The Shaw Group Inc. Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended August 31, 2006	1-12227	3.2

4.1	Specimen Common Stock Certificate	The Shaw Group Inc. Annual Report on Form 10-K for fiscal year ended August 31, 2007	1-12227	4.1

4.2	Rights Agreement, dated as of July 9, 2001 between the Company and First Union National Bank, as Rights Agent, including the Form of Articles of Amendment to the Restatement of the Articles of Incorporation of the Company as Exhibit A, the form of Rights Certificate as Exhibit B and the form of Summary of Rights to Purchase Preferred Shares as Exhibit C (Exhibit A-1 and A-2)	The Shaw Group Inc. Registration Statement on Form 8-A filed on July 30, 2001	1-12227	99.1

†5.1	Opinion of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation)

10.1	The Shaw Group Inc. 2008 Omnibus Incentive Plan	The Shaw Group Inc. Current Report on Form 8-K filed February 2, 2009	1-12227	10.1

†23.1	Consent of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) (included in Exhibit 5.1)

†23.2	Consent of KPMG LLP independent registered public accounting firm of The Shaw Group Inc.

†23.3	Consent of Ernst & Young LLP former independent registered public accounting firm of The Shaw Group Inc.

†23.4	Consent of Ernst & Young LLP independent registered public accounting firm of Toshiba Nuclear Energy Holdings (US), Inc. and Toshiba Nuclear Energy Holdings (UK), Ltd.

†24.1	Power of Attorney (included as part of signature page to this Registration Statement)

†	Filed herewith.